Exhibit 10.3
AMENDMENT NO. 7 TO THE
AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT SAVINGS PLAN

WHEREAS, Air Products and Chemicals, Inc. (the "Company") is the Plan Sponsor of the Air Products and Chemicals, Inc. Retirement Savings Plan (the "Plan");
WHEREAS, pursuant to Plan Section 7.01 the Plan may be amended at any time;
WHEREAS, the Setting Every Community Up for Retirement Enhancement Act of 2019 (“SECURE Act”) and the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) amended certain tax-qualification” provisions of the Internal Revenue Code of 1986 (the “Code”); and
WHEREAS, the Company desires to amend the Plan comply with the CARES Act and the SECURE Act, and in particular, to (1) permit hardship distributions in the case of losses to the Participant as permitted under the CARES Act and subsequent regulatory guidance, (2) change the required beginning date to receive distributions from age 70 ½ to age 72, effective January 1, 2020 as mandated pursuant to the SECURE Act, and (3) to provide for a waiver of required minimum distributions for the year 2020 as mandated pursuant to the CARES Act..
NOW, THEREFORE, the Plan is hereby amended as follows:

1)Section 3.08(b)(i) shall be amended:

a)To add a new Subsection (G), to read in its entirety as follows:

“(G)    Effective January 1, 2020, expenses and losses (including loss of income) incurred by a Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100-707, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster; or

b)To redesignate the existing Subsection (G) as Subsection (H).

2)Section 3.10(a)(i) shall be amended to read as follows:

“(i) All amounts credited to such Participant's Accounts shall be retained in the Plan until the earliest of the Participant's death, the Participant's consent to and application for the Trustee to distribute the aggregate amounts in all of Participant's Plan Accounts to him in a lump sum or the Participant's consent to and application for the Trustee to commence distribution of installment payments of his account to him in accordance with Section 5.01. Notwithstanding the preceding sentence, distributions of a Participant's Plan accounts shall commence no later than April 1 of the calendar year following his attainment of age 72 (70 ½ prior to January 1, 2020). Participants who continue employment with the Employer beyond age 72 (70 ½ prior to January 1, 2020) may defer commencement of distribution under this Section until no later than April 1st of the calendar year following the calendar year in which the Participant retires.

Notwithstanding the above, a Participant or Beneficiary who would have been required to receive required minimum distributions in 2020 (or paid in 2021 for the 2020 calendar year for a Participant with a required beginning date of April 1, 2021) but for the enactment of section 401(a)(9)(l) of the Code (the “2020 RMDs”), and who would have satisfied that requirement by receiving distributions that are either (a) equal to the 2020 RMDs, or (b) one or more payments (that include the 2020 RMDs) in a series of substantially equal periodic payments made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (the “Extended 2020 RMDs”), will receive those distributions for 2020 unless the Participant or Beneficiary chooses not to receive such distributions. Members and Beneficiaries will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence.”

3)Section 5.01(b) shall be amended to read as follows:

“(b) Company Stock Distributions. Amounts credited to a Participant's accounts which are held by the Trustee in the Company Stock Fund shall be distributed in cash. Notwithstanding the foregoing, amounts credited to a Participant's account in the Company Stock Fund may be distributed in the form of shares of Company Stock at the election of the Participant or the Participant's Beneficiary or alternate payee, as the case may be. Distribution of a Participant's interest in a fractional share of Company Stock shall be made in cash. Notwithstanding the above, for persons electing installment distributions commencing on or after October 1, 2006, distributions of amounts credited to the Company Stock Fund must be made in cash.

The amount to be withdrawn or distributed from a Participant's account or accounts under Section 3.08 or 3.10, or pursuant to a Qualified Domestic Relations Order, shall be the amount or specified portion thereof credited to such Trustee account or accounts as of: (i) the Business Day on which the account distribution or withdrawal request is received by the Plan Administrator; provided, however, that valuation shall take place as of the following Business Day if the request is received after the close of the New York Stock Exchange; or (ii) if no request is received, the first Business Day in March of the calendar year following the year in which the Participant attains age 72 (70 ½ prior to January 1, 2020) or, if later, the calendar year in which the Participant retires if the Participant attained age 72 (70 ½ prior to January 1, 2020). In the case of a Qualified Domestic Relations Order, if so provided in the Qualified Domestic Relations Order, the amount to be withdrawn or distributed shall be the amount specified in such Order.

Payment or delivery of an amount to be withdrawn or distributed shall be made as soon as practicable after the applicable date determined under the preceding paragraph, but in any event by the April 1 which follows the year in which the Participant attains age 72 (70 ½ prior to January 1, 2020), or if later, the April 1 which follows the year the Participant retires if the Participant attains age 72 (70 ½ prior to January 1, 2020). The payment of benefits under the Plan to a Participant (or to his Beneficiary or Beneficiaries) who has a severance from employment with the Company and all Affiliated Companies with amounts credited to his Plan accounts of $1,000 or less, or upon the Participant's death, will begin as soon as administratively practicable after the Participant makes his last contribution.

Any distributions made pursuant to this Article V shall be subject to the requirements of Code Section 401 (a)(9) and the regulations thereunder, including the minimum distribution incidental benefit requirement of Q&A-1 (d) of section 1.401 (a)(9)-5 of the final regulations effective January 1, 2003”

4)Exhibit II, Section (iii)(2)(b) of shall be amended as follows:

“(b) If the Designated Beneficiary is the Participant's Surviving Spouse, the date distributions are required to begin in accordance with (a) above shall not be earlier than the later of (1) December 31 of the calendar year immediately following the calendar year in which the Participant died or (2) December 31 of the calendar year in which the Participant would have attained age 72 (70 ½ prior to January 1, 2020).

If the Participant has not made an election pursuant to this Section C(2) of this Exhibit II by the time of his or her death, the Participant's Designated Beneficiary must elect the method of distributions no later than the earlier of: (1) December 31 of the calendar year in which distributions would be required to begin under this section, or (2) December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant. If the Participant has no Designated Beneficiary, or if the Designated Beneficiary does not elect a method of distribution, then distributions of the aggregate amounts credited to the Participant's Plan accounts must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

For purposes of this Section C(2) of this Exhibit II, if the Surviving Spouse dies after the Participant, but before the payments to such Spouse begin, the provisions of this Section C(2) of this Exhibit II with the exception of paragraph (b) therein, shall be applied as if the Surviving Spouse were the Participant. For the purposes of Sections C(1) and C(2) of this Exhibit II, distribution of the aggregate amounts credited to the Participant's Plan accounts is considered to begin on the last Business Day of March of the calendar year, which follows the calendar year in which the Participant would have attained age 72 (70 ½ prior to January 1, 2020) (or, if the preceding sentence is applicable, the date distribution is required to begin to the Surviving Spouse).”

5)In all other respects, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its Senior Vice President and Chief Human Resources Officer to execute this Seventh Amendment to the Plan on this 18 day of February 2021.

AIR PRODUCTS AND CHEMICALS, INC.

Attest:_______________________        By: ________________________________
Victoria Brifo, Senior Vice President and Chief Human Resources Officer
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